Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-216737) on Form S-3 and (Nos. 333-174519, 333-130395, 333-69588, 333-50934, and 333-216739) on Form S-8 of NN, Inc. of our report dated April 4, 2018 relating to the consolidated financial statements of PMG Intermediate Holding Corporation and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Elkhart, Indiana

June 4, 2018